UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 15, 2003

Commission file number 1-13163

YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308

(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky                40213
(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code:       (502) 874-8300

Former name or former address, if changed since last report:   N/A

Item 12.	Results of Operations and Financial Condition (provided under “Item 9. Regulation FD Disclosure”).

The information required by Item 12 is being provided under Item 9 pursuant to SEC interim filing guidance provided in SEC press release No. 2003-41.

The information in this Form 8-K is furnished under “Item 12. Results of Operations and Financial Condition” in accordance with SEC Release No. 33-8216. The information in this Form 8-K and the Exhibit attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On July 15, 2003 YUM! Brands, Inc. issued a press release announcing financial results for the quarter ended June 14, 2003. A copy of the press release is attached hereto as Exhibit 99.1.

99.1	Press release dated July 15, 2003 announcing financial results of the quarter ended June 14, 2003.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC. (Registrant)

Date: July 15, 2003	/s/ David J. Deno
Chief Financial Officer
(Principal Financial Officer)

YUM! BRANDS, INC. REPORTS SECOND-QUARTER EARNINGS PER SHARE (EPS) OF $0.48 PRIOR TO SPECIAL ITEMS. INCLUDING SPECIAL ITEMS OF $0.08, REPORTED EPS IS $0.40.

-	CONFIRMS FULL-YEAR 2003 EPS GUIDANCE OF AT LEAST $2.00 PRIOR TO SPECIAL ITEMS, REPORTED EPS IS EXPECTED TO BE AT LEAST $1.92, INCLUDING $0.08 OF SPECIAL-ITEMS CHARGES

-	REPORTS PERIOD 7 INTERNATIONAL SYSTEM SALES INCREASED 10% IN U.S. DOLLAR TERMS OR 3% PRIOR TO U.S. DOLLAR CONVERSION

-	REPORTS PERIOD 7 U.S. BLENDED SAME-STORE SALES AT COMPANY RESTAURANTS WERE EVEN WITH LAST YEAR

Louisville, Ky. (July 15, 2003) - Yum! Brands, Inc. (NYSE: YUM), today reported results for the second quarter ended June 14, 2003.

Key highlights for the quarter were

-	Worldwide revenues increased 10%.

-	Traditional international restaurants in operation increased 6%, versus end of second quarter 2002, to a total of 11,749.

-	Worldwide multibrand restaurants in operation increased 19%, versus end of second quarter 2002, to a total of 2,085.

-	U.S. systemwide blended same-store sales increased 2%.

-	Franchise and license fees increased 9%, totaling $213 million.

-	The company paid down debt of $153 million, invested capital of $131 million and repurchased shares of $34 million.

As previously reported on June 4, 2003, the company took a pretax charge of $35 million, including prejudgment interest charges related to the jury verdict in Wrench v. Taco Bell Corp. This charge is included in special items.

Financial Highlights
(million, except unit counts and per-diluted-share amounts)

	Second Quarter 2003	% Change vs. Prior Year	Year to Date 2003	% Change vs. Prior Year

System Units(a)	30,546	2	30,546	2
System Sales	$ 5,919	8	$ 11,603	8
Revenues	$ 1,936	10	$ 3,738	11

EPS before Special Items(b)	$ 0.48	12	$ 0.87	8

Special Items EPS(b)	$ (0.08)	NM	$ (0.08)	NM

Reported EPS	$ 0.40	(10)	$ 0.79	(7)

(a)	Excluding license locations.

(b)

Special items include AmeriServe and other charges (credits), which were previously referred to as unusual items, Wrench litigation and cumulative effect of accounting change, net of tax. See attachments to this press release for reconciliations of non-GAAP measurements to GAAP results.

Note: System sales include the results of all restaurants regardless of ownership, including company-owned, franchise, joint-venture and license restaurants.

David C. Novak, Chairman and CEO, said: “The strength of our worldwide restaurant portfolio enabled us to achieve our quarterly earnings target. Profits increased at both our U.S. and international businesses. We are especially pleased with our international results of 5% system sales growth in local-currency terms despite the adverse effects in the quarter from SARS in Asia and turmoil in the Middle East. The U.S business turned positive this quarter with same store sales growth of 1% at company restaurants, and we expect a stronger second half at each of the brands. As a result, for the full year 2003, we continue to expect to earn at least $2.00 per share prior to special items, which are currently projected to total $0.08 per share.

“This quarter, the company took a pretax charge of $35 million related to a legal judgement against Taco Bell. We plan to vigorously appeal the verdict, and if unsuccessful on appeal, intend to seek reimbursement from appropriate parties. This charge is included in special items.

“Importantly, we remain focused on executing our three key strategies — international restaurant growth, multibrand expansion, and improving restaurant operations — that will drive our continued growth and make us anything but an ordinary restaurant company. We are making solid progress against these strategies:

  International new-restaurant growth - With our international franchise partners, we opened 192 new traditional international restaurants in the second quarter. We are on target to open more than 1,000 new traditional international restaurants systemwide again this year.
  Multibrand expansion - In the second quarter, the U.S. system added 54 multibrand restaurants. With our recent acquisition of Pasta Bravo, we now have opportunities to multibrand all our U.S. brands, including Pizza Hut. We recently opened our first A&W multibrand restaurant in Europe, a KFC/A&W restaurant in Hanover, Germany.
  Improve restaurant operations and differentiate our core-brand portfolio - Annualized team-member turnover for U.S. operations, a key measure, continues to be favorable at 108%, an all-time low second-quarter result.”

Following is an update on Yum! Brands’ international and U.S. businesses as well as key business-growth drivers, which include international expansion, multibrand expansion in the U.S., portfolio of category-leading brands, franchise-fee growth and substantial cash generation with high returns.

INTERNATIONAL BUSINESS

	Second Quarter					Year to Date
(million, except unit counts and percentages)			Incr/(Decr)				Incr/(Decr)
	2003	2002	Reported	Excl F/x(a)	2003	2002	Reported	Excl F/x(a)
Traditional System Units	11,749	11,073	+6%	NM	11,749	11,073	+6%	NM
System Sales	$ 2,099	$ 1,868	+12%	+5%	$ 4,177	$ 3,684	+13%	+7%
Restaurant Margin %	14.2	16.0	(1.8) ppts	(1.6) ppts	14.9	15.7	(0.8) ppts	(0.6) ppts
Operating Profit	$ 88	$ 80	+10%	+4%	$ 183	$ 159	+15%	+9%

(a)	Prior to foreign currency conversion to U.S. dollars.

In the second quarter for Yum! Brands’ international business, continued expansion of our key international brands — KFC and Pizza Hut — was the primary driver of system sales and operating-profit growth. Company restaurant margins were down in the second quarter primarily due to sales deleverage. Some international markets were affected by anti-American sentiment, timing of the Chinese New Year, SARS (Severe Acute Respiratory Syndrome) and macro-economic conditions. These markets included Korea, Taiwan, China, Thailand and Mexico. The favorable impact of foreign currency conversion added $5 million to operating profit for the second quarter.

UNITED STATES BUSINESS

		Second Quarter			Year to Date
(million, except unit counts and percentages)	2003	2002	Incr/(Decr)	2003	2002	Incr/(Decr)
Traditional System Units(a)	18,797	18,861	Even	18,797	18,861	Even

Multibrand Units	1,917	1,618	+18%	1,917	1,618	+18%

System Sales	$ 3,820	$ 3,590	+6%	$ 7,426	$ 7,017	+6%

Systemwide
Same-Store Sales Growth %	2	4	NM	Even	5	NM

Restaurant Margin %	15.2	17.0	(1.8)ppts	14.3	16.4	(2.1)ppts

Operating Profit	$ 205	$ 192	+6%	$ 368	$ 358	+3%

(a)	Excluding license locations.

The acquisition of Long John Silver’s and A&W contributed significantly to growth in U.S. system sales for the second quarter. The acquisition of these two brands occurred during the second quarter of 2002. Excluding this impact, system sales increased 2% for the second quarter.

In the second quarter, U.S. systemwide blended same-store sales increased approximately 2%. Estimated U.S. blended same-store sales for franchise restaurants increased approximately 2%, slightly better than company results, which increased 1%.

In the second quarter, U.S. restaurant margin was negatively impacted by sales deleverage at KFC and Pizza Hut and wage inflation. Additionally, higher occupancy and other operating expenses were a factor. The acquisition of Long John Silver’s and A&W negatively impacted margin by 0.1 percentage points.

WORLDWIDE NEW-RESTAURANT DEVELOPMENT

New-Restaurant Openings(a)	Second Quarter	Year to Date
Worldwide	262	560

International	192	403

United States	70	157

(a)	Excluding licensed locations.

Worldwide new-restaurant openings for the second quarter were driven by growth in new international restaurants from our global brands: KFC and Pizza Hut. Primary growth drivers were the four key international markets — China, the U.K., Mexico and Korea — with 65 new openings this quarter. Franchise and joint-venture partners opened nearly 70% of systemwide new international restaurants year to date. Versus the end of the second quarter 2002, net traditional restaurant count increased 35% in China, 13% in Mexico, 8% in the U.K., and 6% in Korea.

One point not reflected, which primarily affects U.S. net restaurant-growth statistics, is the impact of multibranding on our U.S. restaurant system. Multibrand conversions, while increasing the sales and points of distribution for the second brand added to a restaurant, result in no additional unit counts. Though no additional unit counts are realized, these conversions drive increases in same-store sales and result in upgraded, new-image restaurants for the U.S. business. Similarly, a new multibrand restaurant, while increasing sales and points of distribution for two brands, results in just one additional unit count.

This discussion excludes changes in licensed-unit locations, which are expected to have no material impact on the company’s overall profit performance in 2003. License locations are typically nontraditional sites, such as airports, that normally have substantially lower average unit volumes than traditional restaurant locations.

MULTIBRANDING EXPANSION

	Second Quarter
Multibrand Restaurants in Operation	2003	2002	Incr/(Decr)
U.S. Systemwide	1,917	1,618	+18%

% U.S. System Units(a)	10%	9%	+1 ppt

Worldwide	2,085	1,757	+19%

% Worldwide System Units(a)	7%	6%	+1 ppt

(a)	Excluding licensed locations.

In the second quarter, 54 multibrand restaurants were added in the U.S., bringing the total to 126 U.S. multibrand additions year to date. In the U.S., company and franchise additions were 21 and 33 respectively. Approximately 50% of the U.S. multibrand additions are expected to be conversions of existing single-brand restaurants, and 50% are expected to be new-restaurant openings for full year 2003.

FRANCHISE GROWTH AND FEES

	Second Quarter	Year to Date
Franchise Restaurant Net Growth Vs. Q2 2002(a)	+2%	+2%

Total Franchise Fees(b) ($ million)	$213	$418

Growth Vs. 2002	+9%	+9%

(a)	Includes joint ventures; excludes licensed restaurants.
(b)	Includes fees from joint ventures and licensed restaurants.

For the second quarter, the acquisition of Long John Silver’s and A&W contributed 2 percentage points, and favorable foreign currency conversion added 3 percentage points of franchise-fee growth. Excluding these factors, franchise fees increased 4%, primarily driven by net new-restaurant development. Positive U.S. same-store sales growth and increased international rates were also factors.

CASH-FLOW GENERATION

($ million cash inflow/cash (outflow))	Second Quarter	Year to Date

Net Cash Provided by Operating Activities	235	364
Employee Stock-Option Proceeds	24	34
Proceeds from Refranchising Restaurants	9	11
Sales of Property, Plant and Equipment	9	20

Total Cash Generated(a)	277	429

Capital Spending and Franchise Acquisitions	(131)	(243)
Debt Net Proceeds/(Payments)	(153)	(81)
Repurchase Shares of Common Stock(b)	(34)	(82)

(a)	See attachments to this press release for reconciliations of non-GAAP measurements to GAAP results.
(b)	Number of shares repurchased: 1,330,000 in the second quarter and 3,327,700 for the year to date. Note: See attachments to this press release for the Condensed Consolidated Statement of Cash Flows.

For second quarter and year to date, the company more than funded capital spending with net cash provided by operating activities. Additional cash was generated from employee stock-option proceeds, proceeds from refranchising restaurants and sales of property, plant and equipment. As a result, the company was able to reduce debt and repurchase stock as indicated in the preceding table.

THIRD-QUARTER 2003 OUTLOOK

The company is comfortable with the current consensus estimate of $0.52 in reported EPS. At this time, the company assumes no special items in the third quarter. This is an increase of $0.06, or 13%, compared to last year’s performance, prior to a gain of $0.01 from special items in 2002.

Projected factors contributing to the company’s EPS expectations are

-

International system-sales growth of 4% to 5% prior to foreign currency conversion, or 10% to 11% after conversion to U.S. dollars. Year-over-year net growth in international traditional restaurants of +5% to +6% will be the primary driver.

-

Based on current foreign currency rates, the company expects a benefit of $4 to $5 million from foreign currency conversion on operating profit for the third quarter. The Australian dollar, British pound sterling, Canadian dollar, Chinese renminbi, Japanese yen, Korean won, and Mexican peso are important currencies in the company’s international business.

-	U.S. blended same-store sales for company restaurants up approximately 3%.

-

Worldwide company restaurant margin is expected to be down approximately one percentage point from third quarter last year. International margin is expected to decline by approximately 1.5 percentage points to a range of 15.0% to 15.5%.

-	General and administrative expenses even in U.S. dollar terms versus last year.

-	Interest expense down slightly versus last year.

-	Refranchising gain/(loss) approximately equal to last year.

-	A targeted tax rate before special items of 29% to 32% versus 31% last year.

ANNUAL OUTLOOK

The company expects earnings per share to grow at least 10% each year with the continued execution of its three key strategies: (1) international new-restaurant growth; (2) multibrand restaurant expansion in the U.S.; and (3) improving restaurant operations and differentiating our core-brand portfolio, resulting in top consumer-rated measures. For 2003, Yum! Brands expects to earn at least $2.00 on a reported EPS basis before special items, or $1.92 reported EPS. This is at least 10% growth versus last year’s $1.82 prior to special items. Net special items are currently expected to be $0.08 for the full year 2003.

For 2003, the company expects worldwide revenue growth of 7% to 8%. This includes 2 percentage points from the favorable impact of the Long John Silver’s and A&W acquisition, at least 2% worldwide traditional system restaurant growth and 1% growth in U.S. company blended same-store sales.

PERIOD 7 SALES

Period 7 estimated international system sales increased 3% prior to foreign currency conversion or 10% after conversion to U.S. dollars. Estimated U.S. blended same-store sales at company restaurants were even during the four-week period ended July 12, 2003 (Period 7).

INTERNATIONAL SYSTEM SALES GROWTH (ESTIMATED)

	Reported (U.S.$)	Local Currency Basis	Prior-Year Local Currency Basis
Period 7	+10%	+3%	+14%

As previously disclosed, Period 7 includes China sales results for the month of May that were affected by the impact of SARS.

U.S. COMPANY SAME-STORE SALES GROWTH (ESTIMATED)

	Period 7 Current Year	Period 7 Prior Year

U.S. BLENDED	Even	+3%
Taco Bell	+2%	+9%
Pizza Hut	+4%	(2)%
KFC	(7)%	+3%

NOTES

Sales results for Period 8 (the four-week period ending August 9, 2003), are scheduled to be released August 14, 2003, before market hours.

U.S. same-store sales include only company restaurants that have been open one year or more. U.S. blended same-store sales include KFC, Pizza Hut, and Taco Bell company-owned restaurants only. U.S. same-store sales for Long John Silver’s and A&W are not included. U.S. franchise and systemwide same-store sales results are reported quarterly within the company’s earnings release and include only KFC, Pizza Hut and Taco Bell Restaurants.

International system sales include the total of sales from approximately 12,000 company, franchise, license, and joint-venture restaurants in over 100 countries and territories outside the United States. The international business period close is one period prior to the company’s period-end date to facilitate consolidated reporting. Please refer to the reporting calendar posted on Yum! Brands’ Web site at the following URL: http://investors.yum.com/ireye/ir_site.zhtml?ticker=YUM&script=1000.

THIRD-QUARTER EARNINGS RELEASE

Please note, third-quarter earnings have been rescheduled to October 7, 2003, after market hours. The conference call will follow October 8, 2003, at 9:15 a.m. Eastern Time. Both events are one day earlier than previously announced.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These “forward-looking” statements reflect management’s current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Factors that can cause actual results to differ materially include changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences, spending patterns and demographic trends; the effectiveness of our operating initiatives and advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our refranchising strategy; the ongoing business viability of our franchise and license operators; our ability to secure alternative distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; the impact that Severe Acute Respiratory Syndrome (SARS) may have on our business and the economy of the countries in which we operate; our actuarially determined casualty loss estimates; changes in legislation and governmental regulation; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands’ financial and other results are included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system units with approximately 33,000 restaurants in more than 100 countries and territories. Four of the company’s restaurant brands —KFC, Pizza Hut, Taco Bell and Long John Silver’s— are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Since 1919, A&W All-American Food has been serving a signature frosty mug root beer float and all-American pure-beef hamburgers and hot dogs, making it the longest running quick-service franchise chain in America. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver’s brands. The company and its franchisees today operate over 2,000 multibrand restaurants, generating over $2 billion in annual system sales. Outside the United States in 2002, the Yum! Brands’ system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. In 2002, the company changed its name to Yum! Brands, Inc., from Tricon Global Restaurants, Inc., to reflect its expanding portfolio of brands and its ticker symbol on the New York Stock Exchange.

Yum! Brands, Inc. will hold a conference call to review the company’s financial performance and strategies at 9:15 a.m. EDT Wednesday, July 16, 2003.

For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.

The call will be available for playback beginning Wednesday, July 16, at 12:15 p.m. EDT through Friday, August 1, at midnight EDT. To access the playback, dial 800/642-1687 in the U.S.A. and 706/645-9291 internationally. The playback pass code is 738575.

The call and the playback can be accessed via the Internet by visiting Yum! Brands’ Web site: www.yum.com and selecting “2nd Quarter Earnings Web Cast.” (Windows Media Player is required, which can be downloaded at no charge from the following link: http://www.microsoft.com/windows/windowsmedia/players.asp. The process could take several minutes.)

Analysts are invited to contact

     Tim Jerzyk, Vice President Investor Relations, at 502/874-2543

Individual shareholders are invited to contact

     Lynn Schweinfurth, Director Investor Relations, at 502/874-8918

Members of the media are invited to contact

     Amy Sherwood, Vice President Public Relations, at 502/874-8200

Yum! Brands, Inc.
Condensed Consolidated Statements of Income
(amounts in millions, except per share amounts)

	Quarter		% Change	Year to date		% Change
	6/14/03	6/15/02	B/(W)	6/14/03	6/15/02	B/(W)
Revenues
Company sales	$ 1,723	$ 1,571	10	$ 3,320	$ 2,997	11
Franchise and license fees	213	196	9	418	384	9

Revenues	1,936	1,767	10	3,738	3,381	11

Costs and expenses, net
Company restaurants
Food and paper	532	482	(10)	1,024	921	(11)
Payroll and employee benefits	473	422	(12)	923	817	(13)
Occupancy and other operating
expenses	462	405	(14)	892	774	(15)

	1,467	1,309	(12)	2,839	2,512	(13)

General and administrative expenses	208	215	4	411	397	(4)
Franchise and license expenses	6	9	15	13	19	31
Other (income) expense	(2)	5	NM	(6)	12	NM
Refranchising net loss (gain)	-	(3)	NM	7	(6)	NM
Wrench litigation	35	-	NM	35	-	NM
AmeriServe and other charges
(credits)	2	(9)	NM	2	(20)	NM

Total costs and expenses, net	1,716	1,526	(12)	3,301	2,914	(13)

Operating profit	220	241	(9)	437	467	(6)
Interest expense, net	42	33	(25)	84	67	(25)

Income before income taxes and
cumulative effect of accounting
change	178	208	(14)	353	400	(12)
Income tax provision	56	68	17	113	136	17

Income before cumulative effect
of accounting change	122	140	(13)	240	264	(9)
Cumulative effect of accounting
change, net of tax	-	-	-	(1)	-	NM

Net income	$ 122	$ 140	(13)	$ 239	$ 264	(9)

Basic EPS Data
EPS	$ 0.42	$ 0.47	(11)	$ 0.82	$ 0.89	(9)

Average shares outstanding	293	297	2	293	296	1

Diluted EPS Data
EPS	$ 0.40	$ 0.45	(10)	$ 0.79	$ 0.85	(7)

Average shares outstanding	304	314	3	303	312	3

See accompanying notes.

Wrench litigation, AmeriServe and other charges (credits) and Cumulative effect of accounting change, net of tax have been summed and referred to as "Special Items" throughout this press release. See accompanying reconciliation of non-GAAP measurements to GAAP results.

YUM! Brands, Inc.
WORLDWIDE Operating Results
(amounts in millions)

	Quarter		% Change		Year to date		% Change
	6/14/03	6/15/02	B/(W)		6/14/03	6/15/02	B/(W)
System sales	$ 5,919	$ 5,458	8		$ 11,603	$ 10,701	8

Company sales	$ 1,723	$ 1,571	10		$ 3,320	$ 2,997	11
Franchise and license fees	213	196	9		418	384	9

Revenues	1,936	1,767	10		3,738	3,381	11

Company restaurants
Food and paper	532	482	(10)		1,024	921	(11)
Payroll and employee benefits	473	422	(12)		923	817	(13)
Occupancy and other operating expenses	462	405	(14)		892	774	(15)

	1,467	1,309	(12)		2,839	2,512	(13)
General and administrative expenses	208	215	4		411	397	(4)
Franchise and license expenses	6	9	15		13	19	31
Other (income) expense	(2)	5	NM		(6)	12	NM
Refranchising net loss (gain)	-	(3)	NM		7	(6)	NM

	1,679	1,535	(9)		3,264	2,934	(11)

Operating profit before special items	257	232	10		474	447	6
Interest expense, net	42	33	(25)		84	67	(25)
Income tax provision	70	65	(7)		127	129	2

Earnings before special items	$ 145	$ 134	8		$ 263	$ 251	5

Tax rate before special items and cumulative
effect of accounting change	32.3%	32.5%	0.2	ppts.	32.4%	33.8%	1.4	ppts.

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.9	30.7	(0.2)	ppts.	30.8	30.7	(0.1)	ppts.
Payroll and employee benefits	27.4	26.9	(0.5)	ppts.	27.8	27.3	(0.5)	ppts.
Occupancy and other operating expenses	26.9	25.7	(1.2)	ppts.	26.9	25.8	(1.1)	ppts.

Restaurant margin	14.8%	16.7%	(1.9)	ppts.	14.5%	16.2%	(1.7)	ppts.

Reconciliation of Segment Operating Profit to Reported Operating Profit

U.S. operating profit	$ 205	$ 192	6		$ 368	$ 358	3
International operating profit	88	80	10		183	159	15
Unallocated and corporate expense	(34)	(43)	24		(69)	(76)	10
Unallocated other income (expense)	(2)	-	NM		(1)	-	NM
Refranchising net gain (loss)	-	3	NM		(7)	6	NM

Operating profit before special items	257	232	10		474	447	6
Wrench litigation	(35)	-	NM		(35)	-	NM
AmeriServe and other (charges) credits	(2)	9	NM		(2)	20	NM

Reported operating profit	$ 220	$ 241	(9)		$ 437	$ 467	(6)

See accompanying notes and reconciliations of non-GAAP measurements to GAAP results.

Yum! Brands, Inc.
UNITED STATES Operating Results
(amounts in millions)

	Quarter		% Change		Year to date		% Change
	6/14/03	6/15/02	B/(W)		6/14/03	6/15/02	B/(W)
System sales	$ 3,820	$ 3,590	6		$ 7,426	$ 7,017	6

Company sales	$ 1,193	$ 1,069	12		$ 2,319	$ 2,079	12
Franchise and license fees	135	131	3		261	255	3

Revenues	1,328	1,200	11		2,580	2,334	11

Company restaurants
Food and paper	343	300	(15)		666	586	(14)
Payroll and employee benefits	368	330	(11)		727	644	(13)
Occupancy and other operating expenses	301	258	(17)		594	509	(17)

	1,012	888	(14)		1,987	1,739	(14)
General and administrative expenses	108	107	(1)		217	206	(6)
Franchise and license expenses	2	6	57		6	15	57
Other (income) expense	1	7	NM		2	16	NM

	1,123	1,008	(11)		2,212	1,976	(12)

Operating profit	$ 205	$ 192	6		$ 368	$ 358	3

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	28.7	28.0	(0.7)	ppts.	28.7	28.1	(0.6)	ppts.
Payroll and employee benefits	30.8	30.8	-		31.3	31.0	(0.3)	ppts.
Occupancy and other operating expenses	25.3	24.2	(1.1)	ppts.	25.7	24.5	(1.2)	ppts.

Restaurant margin	15.2%	17.0%	(1.8)	ppts.	14.3%	16.4%	(2.1)	ppts.

See accompanying notes.

Yum! Brands, Inc.
INTERNATIONAL Operating Results
(amounts in millions)

	Quarter		% Change		Year to date		% Change
	6/14/03	6/15/02	B/(W)		6/14/03	6/15/02	B/(W)
System sales	$ 2,099	$ 1,868	12		$ 4,177	$ 3,684	13

Company sales	$ 530	$ 502	6		$ 1,001	$ 918	9
Franchise and license fees	78	65	20		157	129	22

Revenues	608	567	7		1,158	1,047	11

Company restaurants
Food and paper	189	182	(3)		358	335	(7)
Payroll and employee benefits	105	92	(14)		196	173	(14)
Occupancy and other operating expenses	161	147	(10)		298	265	(13)

	455	421	(8)		852	773	(10)
General and administrative expenses	66	65	(3)		125	115	(9)
Franchise and license expenses	4	3	(61)		7	4	(75)
Other (income) expense	(5)	(2)	NM		(9)	(4)	NM

	520	487	(7)		975	888	(10)

Operating profit	$ 88	$ 80	10		$ 183	$ 159	15

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	35.7	36.5	0.8	ppts.	35.7	36.6	0.9	ppts.
Payroll and employee benefits	19.8	18.4	(1.4)	ppts.	19.6	18.9	(0.7)	ppts.
Occupancy and other operating expenses	30.3	29.1	(1.2)	ppts.	29.8	28.8	(1.0)	ppts.

Restaurant margin	14.2%	16.0%	(1.8)	ppts.	14.9%	15.7%	(0.8)	ppts.

See accompanying notes.

YUM! Brands, Inc.
Condensed Consolidated Balance Sheets
(amounts in millions)

	6/14/03	12/28/02
ASSETS
Current Assets
Cash and cash equivalents	$ 164	$ 130
Short-term investments, at cost	26	27
Accounts and notes receivable, less allowance: $32 in 2003 and $42 in 2002	204	168
Inventories	67	63
Assets classified as held for sale	101	111
Prepaid expenses and other current assets	120	110
Deferred income taxes	121	121

Total Current Assets	803	730

Property, plant and equipment, net	3,109	3,037
Goodwill	488	485
Intangible assets	363	364
Investments in unconsolidated affiliates	227	229
Other assets	619	555

Total Assets	$ 5,609	$ 5,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other current liabilities	$ 1,131	$ 1,166
Income taxes payable	256	208
Short-term borrowings	99	146

Total Current Liabilities	1,486	1,520
Long-term debt	2,272	2,299
Other liabilities and deferred credits	1,021	987

Total Liabilities	4,779	4,806

Shareholders’ Equity
Preferred stock, no par value, 250 shares authorized; no shares issued	-	-
Common stock, no par value, 750 shares authorized; 293 shares and 294 shares
issued in 2003 and 2002, respectively	1,008	1,046
Retained earnings (accumulated deficit)	36	(203)
Accumulated other comprehensive income (loss)	(214)	(249)

Total Shareholders’ Equity	830	594

Total Liabilities and Shareholders’ Equity	$ 5,609	$ 5,400

See accompanying notes.

YUM! Brands, Inc.
Condensed Consolidated Statements of Cash Flows
(amounts in millions)

	Year to date
	6/14/03	6/15/02
Cash Flows - Operating Activities
Net income	$ 239	$ 264
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change, net of tax	1	-
Depreciation and amortization	181	158
Refranchising net loss (gain)	7	(6)
Wrench litigation	35	-
AmeriServe and other charges (credits)	-	(1)
Other liabilities and deferred credits	4	21
Deferred income taxes	(27)	(1)
Other non-cash charges and credits, net	31	44
Changes in operating working capital, excluding effects of acquisitions and dispositions:
Accounts and notes receivable	(11)	10
Inventories	(3)	(3)
Prepaid expenses and other current assets	(25)	19
Accounts payable and other current liabilities	(107)	(78)
Income taxes payable	39	71

Net change in operating working capital	(107)	19

Net Cash Provided by Operating Activities	364	498

Cash Flows - Investing Activities
Capital spending	(221)	(273)
Proceeds from refranchising of restaurants	11	24
Acquisition of Yorkshire Global Restaurants, Inc.	-	(271)
Acquisition of restaurants from franchisees	(22)	(11)
Short-term investments	2	5
Sales of property, plant and equipment	20	19
Other, net	2	(22)

Net Cash Used In Investing Activities	(208)	(529)

Cash Flows - Financing Activities
Revolving Credit Facility activity
Three months or less, net	(27)	126
Repayments of long-term debt	(6)	(74)
Short-term borrowings-three months or less, net	(48)	6
Repurchase shares of common stock	(82)	(68)
Employee stock option proceeds	34	99
Other, net	-	(2)

Net Cash (Used In) Provided by Financing Activities	(129)	87

Effect of Exchange Rates on Cash and Cash Equivalents	7	3

Net Increase in Cash and Cash Equivalents	34	59
Cash and Cash Equivalents - Beginning of Period	130	110

Cash and Cash Equivalents - End of Period	$ 164	$ 169

See accompanying notes.

Reconciliation of Non-GAAP Measurements to GAAP Results
(amounts in millions, except per share amounts)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before special items. Special items include the GAAP income statement captions of Wrench litigation, AmeriServe and other charges (credits) and the Cumulative effect of accounting change, net of tax. These amounts are described in (c), (d) and (e) in the accompanying notes.

The Company uses earnings before special items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before special items provides additional information to investors to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations.

	Quarter		Year to date
	6/14/03	6/15/02	6/14/03	6/15/02
Detail of Special Items

Wrench litigation	$ (35)	$ -	$ (35)	$ -
AmeriServe and other (charges) credits	(2)	9	(2)	20
Cumulative effect of accounting change	-	-	(2)	-

Total special items	(37)	9	(39)	20
Tax on special items	14	(3)	15	(7)

Special items, net of tax	$ (23)	$ 6	$ (24)	$ 13

Average shares outstanding	304	314	303	312

Special items EPS	$ (0.08)	$ 0.02	$ (0.08)	$ 0.04

Reconciliation of Earnings Before Special Items to Net Income

Earnings before special items	$ 145	$ 134	$ 263	$ 251
Special items, net of tax	(23)	6	(24)	13

Net income	$ 122	$ 140	$ 239	$ 264

Reconciliation of EPS Before Special Items to Reported EPS

EPS before special items	$ 0.48	$ 0.43	$ 0.87	$ 0.81
Special items EPS	(0.08)	0.02	(0.08)	0.04

Reported EPS	$ 0.40	$ 0.45	$ 0.79	$ 0.85

Reconciliation of Non-GAAP Measurements to GAAP Results
(amounts in millions)

The Company has also provided a non-GAAP measurement - total cash generated - which is intended to measure cash flow inclusive of certain items not contained in the GAAP measurement of net cash provided by operating activities. This non-GAAP measurement is not intended to replace presentations of cash flows in accordance with GAAP. Rather, we use total cash generated to measure Company cash flow internally, and the presentation of total cash generated provides additional information to investors as to cash available to the Company to fund capital spending, repurchases of shares of common stock and debt repayments.

Reconciliation of Net Cash Provided by Operating Activities to Total Cash Generated

	Quarter	Year to date

Net cash provided by operating activities	$ 235	$ 364
Proceeds from refranchising of restaurants	9	11
Sales of property, plant and equipment	9	20
Employee stock option proceeds	24	34

Total cash generated	$ 277	$ 429

Notes to the Condensed Consolidated Statements of Income and Cash Flows
and Condensed Consolidated Balance Sheets
(amounts in millions, except per share amounts)

(a)	Percentages may not recompute due to rounding.

(b)	Other (income) expense included the following:

	Quarter		Year to date
	6/14/03	6/15/02	6/14/03	6/15/02
Store closure costs	$ (2)	$ 5	$ (2)	$ 13
Store impairment charges	8	8	10	12
Equity income from investments in unconsolidated affiliates	(8)	(8)	(13)	(13)
Foreign exchange net loss (gain)	-	-	(1)	-

Other (income) expense	$ (2)	$ 5	$ (6)	$ 12

(c)	The amounts recorded as Wrench litigation reflect the legal judgment against Taco Bell Corp. on June 4, 2003 in Wrench v. Taco Bell Corp., as well as anticipated pre-judgment interest.

(d)	The amounts recorded as AmeriServe and other charges (credits) for the quarter and year to date ended June 14, 2003 primarily included integration costs related to our acquisition of Yorkshire Global Restaurants. Amounts recorded as AmeriServe and other charges (credits) for the quarter and year to date ended June 15, 2002, which were previously referred to as unusual items, primarily resulted from recoveries related to the AmeriServe bankruptcy reorganization process.

(e)	Effective December 29, 2002, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 addresses the financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. As a result of obligations under certain leases that are within the scope of SFAS 143, the Company has recorded a cumulative effect adjustment of $2 million ($1 million after tax). The adoption of SFAS 143 did not materially affect the results of our operations for the quarter or year to date ended June 14, 2003, nor do we anticipate that it will materially affect the results of operations in future periods.

YUM! Brands, Inc.
Restaurant Units Activity Summary
For the Year to Date Ended June 14, 2003

	Company	Unconsolidated Affiliates(a)	Franchisees	Total Excluding Licensees	Licensees	Total Units

Total U.S.
Beginning of Year	5,193	4	13,663	18,860	2,266	21,126
New Builds	43	1	113	157	85	242
Acquisitions	88	-	(91)	(3)	3	-
Refranchising & Licensing	(26)	-	26	-	-	-
Closures & Divestitures	(72)	-	(146)	(218)	(138)	(356)
Other	-	-	1	1	-	1

End of Quarter	5,226	5	13,566	18,797	2,216	21,013

% of Total	25%	-	65%	90%	10%	100%

Total International
Beginning of Year	2,333	2,144	7,061	11,538	260	11,798
New Builds	121	56	226	403	4	407
Acquisitions	2	-	(2)	-	-	-
Refranchising & Licensing	(41)	(5)	46	-	-	-
Closures & Divestitures	(29)	(21)	(136)	(186)	(8)	(194)
Other	-	-	(6)	(6)	-	(6)

End of Quarter	2,386	2,174	7,189	11,749	256	12,005

% of Total	20%	18%	60%	98%	2%	100%

Total System
Beginning of Year	7,526	2,148	20,724	30,398	2,526	32,924
New Builds	164	57	339	560	89	649
Acquisitions	90	-	(93)	(3)	3	-
Refranchising & Licensing	(67)	(5)	72	-	-	-
Closures & Divestitures	(101)	(21)	(282)	(404)	(146)	(550)
Other	-	-	(5)	(5)	-	(5)

End of Quarter	7,612	2,179	20,755	30,546	2,472	33,018

% of Total	23%	7%	63%	93%	7%	100%

(a)	Total U.S. and Total System include 5 Yan Can units.

YUM! Brands, Inc.
Restaurant Units Activity Summary
For the Year to Date Ended June 14, 2003

United States
	Company	Franchisees	Total Excluding Licensees	Licensees	Total Units
Pizza Hut U.S.
Beginning of Year	1,760	4,743	6,503	1,096	7,599
New Builds	18	50	68	61	129
Acquisitions	88	(88)	-	-	-
Refranchising & Licensing	-	-	-	-	-
Closures & Divestitures	(24)	(74)	(98)	(65)	(163)
Other	-	-	-	-	-

End of Quarter	1,842	4,631	6,473	1,092	7,565

% of Total	24%	61%	85%	15%	100%

Taco Bell U.S.
Beginning of Year	1,284	3,759	5,043	1,122	6,165
New Builds	2	13	15	14	29
Acquisitions	-	(3)	(3)	3	-
Refranchising & Licensing	-	-	-	-	-
Closures & Divestitures	(4)	(30)	(34)	(72)	(106)
Other	-	-	-	-	-

End of Quarter	1,282	3,739	5,021	1,067	6,088

% of Total	21%	61%	82%	18%	100%

KFC U.S.
Beginning of Year	1,284	4,140	5,424	48	5,472
New Builds	23	33	56	10	66
Acquisitions	-	-	-	-	-
Refranchising & Licensing	(13)	13	-	-	-
Closures & Divestitures	(23)	(22)	(45)	(1)	(46)
Other	-	-	-	-	-

End of Quarter	1,271	4,164	5,435	57	5,492

% of Total	23%	76%	99%	1%	100%

Long John Silver’s U.S.
Beginning of Year	741	480	1,221	-	1,221
New Builds	-	7	7	-	7
Acquisitions	-	-	-	-	-
Refranchising & Licensing	(13)	13	-	-	-
Closures & Divestitures	(2)	(8)	(10)	-	(10)
Other	4	1	5	-	5

End of Quarter	730	493	1,223	-	1,223

% of Total	60%	40%	100%	-	100%

A&W U.S.
Beginning of Year	124	541	665	-	665
New Builds	-	10	10	-	10
Acquisitions	-	-	-	-	-
Refranchising & Licensing	-	-	-	-	-
Closures & Divestitures	(19)	(12)	(31)	-	(31)
Other	(4)	-	(4)	-	(4)

End of Quarter	101	539	640	-	640

% of Total	16%	84%	100%	-	100%

YUM! Brands, Inc.
Restaurant Units Activity Summary
For the Year to Date Ended June 14, 2003

International
	Company	Unconsolidated Affiliates	Franchisees	Total Excluding Licensees	Licensees	Total Units
Pizza Hut International
Beginning of Year	779	941	2,557	4,277	154	4,431
New Builds	29	18	89	136	1	137
Acquisitions	2	-	(2)	-	-	-
Refranchising & Licensing	(34)	(3)	37	-	-	-
Closures & Divestitures	(20)	(7)	(63)	(90)	(4)	(94)
Other	-	-	(3)	(3)	-	(3)

End of Quarter	756	949	2,615	4,320	151	4,471

% of Total	17%	21%	59%	97%	3%	100%

Taco Bell International
Beginning of Year	38	28	138	204	63	267
New Builds	1	-	3	4	1	5
Acquisitions	-	-	-	-	-	-
Refranchising & Licensing	-	-	-	-	-	-
Closures & Divestitures	-	(1)	-	(1)	(2)	(3)
Other	-	-	4	4	-	4

End of Quarter	39	27	145	211	62	273

% of Total	14%	10%	53%	77%	23%	100%

KFC International
Beginning of Year	1,516	1,175	4,156	6,847	43	6,890
New Builds	91	38	118	247	1	248
Acquisitions	-	-	-	-	-	-
Refranchising & Licensing	(7)	(2)	9	-	-	-
Closures & Divestitures	(9)	(13)	(54)	(76)	(2)	(78)
Other	-	-	(7)	(7)	-	(7)

End of Quarter	1,591	1,198	4,222	7,011	42	7,053

% of Total	22%	17%	60%	99%	1%	100%

Long John Silver’s
International
Beginning of Year	-	-	28	28	-	28
New Builds	-	-	1	1	1	2
Acquisitions	-	-	-	-	-	-
Refranchising & Licensing	-	-	-	-	-	-
Closures & Divestitures	-	-	(1)	(1)	-	(1)
Other	-	-	-	-	-	-

End of Quarter	-	-	28	28	1	29

% of Total	-	-	97%	97%	3%	100%

A&W International
Beginning of Year	-	-	182	182	-	182
New Builds	-	-	15	15	-	15
Acquisitions	-	-	-	-	-	-
Refranchising & Licensing	-	-	-	-	-	-
Closures & Divestitures	-	-	(18)	(18)	-	(18)
Other	-	-	-	-	-	-

End of Quarter	-	-	179	179	-	179

% of Total	-	-	100%	100%	-	100%

YUM! Brands, Inc.
Systemwide Multibrand Restaurants
For the Year to Date Ended June 14, 2003

	United States
		Multibrand Restaurants in Operation at 6/14/03
	Gross Additions Year to Date 6/14/03	Company	Franchise	Total
KFC
Taco Bell	22	186	473	659
Pizza Hut	5	115	40	155
A&W	37	89	110	199
Taco Bell/Pizza Hut 3 n 1	2	21	25	46
Long John Silver’s	7	6	13	19
Wing Works	2	26	-	26

	75	443	661	1,104
Taco Bell
Pizza Hut	12	312	281	593
Long John Silver’s	14	15	5	20
Backyard Burgers	5	8	-	8
A&W	2	2	-	2

	33	337	286	623
Pizza Hut
KFC	-	-	1	1
Taco Bell	1	-	6	6
Wing Works	2	3	-	3
Pasta Bravo	2	2	1	3
Wing Streets	2	2	-	2
Backyard Burgers	-	2	-	2

	7	9	8	17
Long John Silver’s
A&W	11	110	63	173

Total	126	899	1,018	1,917

YUM! Brands, Inc.
Systemwide Multibrand Restaurants
For the Year to Date Ended June 14, 2003

	International
		Multibrand Restaurants in Operation at 6/14/03
	Gross Additions Year to Date 6/14/03	Company	Franchise	Total
KFC
Taco Bell	-	10	45	55
Pizza Hut	4	22	63	85
A&W	-	-	-	-
Taco Bell/Pizza Hut 3 n 1	-	2	3	5
Long John Silver’s	-	-	-	-
Wing Works	-	-	-	-

	4	34	111	145
Taco Bell
Pizza Hut	-	11	10	21
Long John Silver’s	-	-	1	1
Backyard Burgers	-	-	-	-

	-	11	11	22
Pizza Hut
KFC	-	-	-	-
Taco Bell	-	-	-	-
Wing Works	-	-	-	-
Pasta Bravo	-	-	-	-
Backyard Burgers	-	-	-	-

Long John Silver’s
A&W	-	-	1	1

Total	4	45	123	168

YUM! Brands, Inc.
Systemwide Multibrand Restaurants
For the Year to Date Ended June 14, 2003

	Worldwide
		Multibrand Restaurants in Operation at 6/14/03
	Gross Additions Year to Date 6/14/03	Company	Franchise	Total
KFC
Taco Bell	22	196	518	714
Pizza Hut	9	137	103	240
A&W	37	89	110	199
Taco Bell/Pizza Hut 3 n 1	2	23	28	51
Long John Silver’s	7	6	13	19
Wing Works	2	26	-	26

	79	477	772	1,249
Taco Bell
Pizza Hut	12	323	291	614
Long John Silver’s	14	15	6	21
Backyard Burgers	5	8	-	8
A&W	2	2	-	2

	33	348	297	645
Pizza Hut
KFC	-	-	1	1
Taco Bell	1	-	6	6
Wing Works	2	3	-	3
Pasta Bravo	2	2	1	3
Wing Streets	2	2	-	2
Backyard Burgers	-	2	-	2

	7	9	8	17
Long John Silver’s
A&W	11	110	64	174

Total	130	944	1,141	2,085